Exhibit 12.1

Protective Life Insurance Company

                                                                                       Year Ended December 31
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                                                                2003         2002            2001           2000           1999
                                                                ----         ----            ----           ----           ----

Computation of Ratio of Consolidated Earnings
 to Fixed Charges Before Interest Credited
 on Investment Products

Income from Continuing Operations before Income Tax        $  349,972   $  241,623      $  213,958       $174,622       $186,613
Add Interest Expense                                            4,249        5,019           4,633          6,400          7,000
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Earnings before Interest and Taxes                         $  354,221   $  246,642      $  218,591       $181,022       $193,613

Earnings before Interest and Taxes Divided
 by Interest Expense                                             83.4         49.1            47.2           28.3           27.7

Computation of Ratio of Consolidated Earnings
 to Fixed Charges

Income from Continuing Operations before Income Tax         $  349,972  $  241,623      $  213,958       $174,622       $186,613
Add Interest Expense                                             4,249       5,019           4,633          6,400          7,000
Add Interest Credited on Investment Products                   647,695     900,930         944,098        766,004        331,746
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Earnings before Interest, Interest Credited on
 Investment Products and Taxes                              $1,001,916  $1,147,572      $1,162,689       $947,026       $525,359

Earnings before Interest, Interest Credited on
 Investment Products and Taxes Divided by Interest
 Expense and Interest Credited on Investment Products              1.5         1.3             1.2           1.2             1.6